EXHIBIT 99.1

NEWS RELEASE

     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc. 410 N. 44th St. Phoenix, AZ 85008	CONTACT:	Peter Murnane 602-685-4010

Mesa Air Group Reports 1st Quarter Earnings, 20 Additional
CRJ-700/900 Regional Jet Orders and New Financing Commitments

PHOENIX, January 27, 2003 — — Mesa Air Group, Inc. (NASDAQ-MESA) today announced fiscal first quarter after tax net earnings of $5.9 million on revenues of $187.6 million, or 16 cents per share on a diluted basis as compared to a net loss of $0.6 million, or two cents per share, for the first quarter of 2003 (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis). Including pro forma adjustments of $2.9 million, fiscal first quarter earnings would have been $8.8 million, or 22 cents per share. Pro forma adjustments include expenses of $3.2 million associated with the attempted merger with Atlantic Coast Airlines and net investment gains of $0.3 million. This compares to pro forma net income of $0.5 million on revenues of $133.1 million, or two cents per share for the first quarter of 2003.

The Company also announced today it has exercised options to acquire 20 additional CRJ-700 and -900 aircraft for delivery through 2005. The specific model mix remains to be determined and will be selected at a later date. The aircraft will be utilized to cover contractual commitments to United Airlines and America West Airlines.

The Company also announced it had arranged financing for up to 11 CRJ-700 and -900 aircraft. The manufacturer has also agreed to increase the number of aircraft allowable under the interim financing facility. As a result, financing is expected to be available for all new aircraft on order through the end of 2004. These financing commitments are in addition to the Company’s December announcement that it arranged permanent financing for seven CRJ-900s, one CRJ-700 and four ERJ-145 aircraft.

During the first quarter, the Company continued its regional jet expansion by adding four ERJ-145 aircraft and four CRJ-900 aircraft to its fleet bringing the number of regional jets in the fleet to 104.

In December, the North Carolina Bankruptcy Court accepted the Company’s $9.2 million bid to purchase the assets of Midway Airlines, Inc. (“Midway”) through Midway’s Chapter 7 bankruptcy proceeding. The assets include Midway’s operating certificate, six leased CRJ aircraft, Midway’s right to three additional leased aircraft, two owned CRJ aircraft, all of Midway’s CRJ spare parts and support equipment, all aircraft landing and/or takeoff slots at New York LaGuardia and Washington National airports and all related acquisition materials associated with the operation of Midway’s CRJ operations. The Company anticipates beginning revenue service with some of these aircraft in the second quarter of fiscal year 2004.

In December, the Company confirmed United Airlines has terminated the non-binding Memorandum of Understanding covering the revised terms under which both Mesa and Atlantic Coast Airlines Holdings, Inc. would have operated as United Express carriers. As a result, Mesa announced that it would not be moving forward with either its proposed consent solicitation or exchange offer for Atlantic Coast.

In November, the Company reached a final agreement with US Airways to add three 50-seat regional jets to its existing revenue-guarantee agreement. This amendment, which is subject to US Airways Board of Directors approval, increases the number of 50-seat regional jets under the contract with US Airways to 59. Mesa currently has 56 50-seat regional jet aircraft in service with US Airways.

“Our growth plan continues to move forward on schedule. During the quarter we added eight regional jets and increased our year-over-year capacity by more than 50%,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “In addition, since the signing of our new pilot contract, we have added more than 500 pilots and created significant job opportunities for all of our employees. Looking forward, Mesa expects to hire over 500 pilots during 2004, more than any other US airline.”

“We continue to see the benefits of our revenue guarantee business model and are focused on meeting our commitments to each of our partners. We also stand ready to take advantage of any new opportunities which may arise as a result of the ever changing airline industry.”

“We are extremely pleased to have arranged permanent financing for 12 aircraft in December and have obtained financing commitments for 11 additional aircraft in January. While aircraft financing in today’s environment is certainly not easy, we believe we have turned the corner and feel confident that we can finance all of our aircraft deliveries over the foreseeable future. As we continue to grow, Mesa remains focused on providing high quality and reliable operations. For the quarter, our controllable completion factor was 98.5% and on-time performance was 77.9%.”

“I would like to thank our over 4,300 employees for doing a tremendous job in support of the Company’s growth plans and their continued dedication to our customers.”

Mesa’s operating statistics for the three months ended December 31,

	2003	2002	Change

Passengers	2,101,600	1,417,174	48.3%
Available Seat Miles (000s)	1,456,787	960,030	51.7%
Revenue passenger miles (000s)	990,939	585,775	69.2%
Load Factor %	68.0	61.0	7.0 pts.
Yield (cents)	18.9	22.7	-16.7%
Revenue per ASM (cents)	12.9	13.9	-7.2%
Operating Cost per ASM (cents) *	11.6	13.6	-14.7%
Stage length (miles)	374.2	314.5	19.0%
Block Hours	114,316	92,588	23.5%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended

	December 31,		December 31,
	2003		2002

Operating revenues:
Passenger	$181,323		$127,677
Freight and other	6,230		5,416

Total operating revenues	187,553		133,093

Operating expenses:
Flight operations	67,941		49,719
Fuel	35,932		24,485
Maintenance	36,694		31,724
Aircraft and traffic servicing	13,824		13,312
Promotion and sales	1,648		2,401
General and administrative	17,091	(1)	8,672
Depreciation and amortization	3,353		2,609

Total operating expenses	176,483		132,922

Operating income	11,070		171

Other income (expense):
Interest expense	(2,698)		(1,557)
Interest income	496		262
Other income (expense)	702	(1)	211

Total other expense	(1,500)		(1,084)

Income (loss) before income taxes and minority interest	9,570		(913)
Income tax expense (benefit)	3,665		(350)

Income (loss) before minority interest	5,905		(563)
Minority interest	—		3

Net income (loss)	$5,905		$(560)

Income (loss) per common share:
Basic	$0.19		$(0.02)
Diluted	$0.16		$(0.02)
Weighted average shares — basic	31,743		31,656
Weighted average shares — diluted	43,618		31,656

(1) Amounts have been updated from our press release issued on January 27, 2004, to reflect the reclassification of approximately $1,633,000 from “Other income (expense)” to “General and administrative.”

SUPPLEMENTAL PRO FORMA DISCLOSURE
Reconciliation of GAAP to Pro Forma Earnings Statement
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended

	December 31,	December 31,
	2003	2002

Net income (loss)	$5,905	$(560)
Net income of CCAir, after tax	—	984
Investment (income) loss, after tax	(337)	74
Merger related costs	3,225	—
Minority interest	—	(3)

Pro forma net income	$8,793	$495

Pro forma income per common share:
Basic	$0.28	$0.02
Diluted	$0.22	$0.02

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

As of December 31, 2003, the Company’s cash and marketable securities were approximately $159.8 million, including restricted cash of $9.3 million.

Mesa currently operates 159 aircraft with 1,012 daily system departures to 151 cities, 40 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver, Los Angeles, and Chicago as United Express; in Kansas City with Midwest Airlines and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions, are forward-looking statements within the meaning of the Safe Harbor provision of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements relate to future events or the future financial performance of Mesa and only reflect Management’s expectations and estimates. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changing business conditions in certain market segments and industries; changes in Mesa’s code sharing relationships; the inability of either America West or US Airways to pay its obligations under the code share agreements; the ability of Mesa to successfully retire portions of its turboprop fleet; the unavailability of, or inability to secure upon acceptable terms, financing necessary to purchase aircraft we have ordered: an increase in competition along the routes Mesa operates or plans to operate; delays in completion by the manufacturer of the ordered and yet-to-be delivered aircraft; changes in general and regional economic conditions; changes in fuel price; the increased cost and reduced availability of insurance: Mesa’s relationship with employees and the terms of future collective bargaining agreements; the impact of current and future laws: additional terrorist attacks; Congressional investigations, and governmental regulations affecting the airline industry and Mesa’s operations; bureaucratic delays; amendments to existing legislation; consumers unwilling to incur greater costs for flights; unfavorable resolution of negotiations with municipalities for the leasing of facilities; and risks associated with litigation outcomes. One or more of these or other factors may cause Mesa’s actual results to differ materially from any forward-looking statement. Mesa is not undertaking any obligation to update any forward -looking statements contained in this press release.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com